EX-28.d.3.aa.i

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND NS PARTNERS LTD

Effective June 22, 2021*
As amended July 18, 2022

Funds of the Trust	Subadvisory Fees
NVIT Emerging Markets Fund	0.45% on Subadviser Assets up to $50 million; and
0.40% on Subadviser Assets of $50 million and more
NVIT NS Partners International Focused Growth Fund (formerly, NVIT AllianzGI International Growth Fund)	0.35% on Subadviser Assets up to $500 million; and 0.32% on Subadviser Assets of $500 million and more

*As approved at the Board of Trustees Meeting held on July 13, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.
TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By: /s/ Christopher Graham Name: Christopher Graham Title: VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Christopher Graham Name: Christopher Graham Title: VP, Chief Investment Officer

SUBADVISER
NS PARTNERS LTD

By: /s/ Timothy Bray Name: Timothy Bray Title: Director